Exhibit 10.16

Compensation of Directors

Effective January 1, 2010, the board of directors of Gyrodyne Company of America, Inc. approved a change in the structure of directors compensation to a flat annual fee payable monthly.  Beginning January 1, 2010, each director is entitled to an annual director fee of $30,000 per year which includes attendance at board meetings and committee meetings.  As before, the Chairman of the Board is also entitled to receive a Chairman’s fee of $24,000 per year.  Directors will continue to be reimbursed for travel and other expenses related to Company business.